Amendment No. 1

CROWN HOLDINGS, INC.
2013 STOCK-BASED INCENTIVE COMPENSATION PLAN

Pursuant to the power reserved to it in Section 12.1 of the Crown Holdings, Inc. 2013 Stock-Based Incentive Compensation Plan ( the "2013 Plan"), the Board of Directors of Crown Holdings, Inc. hereby amends the 2013 Plan, effective February 28, 2020, as follows:

1.Section 14 is hereby amended and restated to read as follows:

"14.    Taxes

The Company, any Subsidiary or Affiliate is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, the Subsidiary or Affiliate and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any A ward. This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations. Withholding of taxes in the form of shares of Common Stock shall not occur at a rate that exceeds the maximum required individual statutory tax withholding rate in a Participant's applicable tax jurisdiction. Participants who are subject to the reporting requirements of Section 16 of the 1934 Act may elect to pay all or a portion of any withholding or other taxes due in connection with an Award by directing the Company to withhold shares of Common Stock that would otherwise be received in connection with such Award."

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To record the adoption of this Amendment No. 1 to the 2013 Plan, Crown Holdings, Inc. has authorized its officers to affix its corporate name and seal effective as of the date first written above.

12553004.3.TAX

CROWN HOLDINGS, INC.

By: /s/ Timothy J. Donahue
Name: Timothy J. Donahue
Title: Chief Executive Officer